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                                                               Exhibit (k)(1)(a)


                                 AMENDMENT NO. 1

                                       TO

                     TRANSFER AGENCY AND REGISTRAR AGREEMENT

The Transfer Agency and Registrar Agreement between Boston Safe Deposit and Trust Company (the "Transfer Agent") and Colonial Intermediate High Income Fund (the "Fund") dated July 18, 1988 (the "Transfer Agency Agreement") is hereby amended by deleting Section 14(b) in its entirety and by replacing it with the following:

       "(b) (1) After a period of five years from the date hereof either of the parties may terminate this Agreement by giving to the other party notice in writing specifying the date of such termination, which shall not be less than 120 days after the date of receipt of such notice.

                (2) This Agreement may be terminated by the Fund prior to the expiration of the five year period specified in Section 14(b)
                (1) upon a finding made in good faith by a majority of the "disinterested trustees" of the Board of Trustees of the Fund that (I) the Transfer Agent has failed on a continuing basis to perform its duties pursuant to the Agreement in a satisfactory manner consistent with then current industry standards and practices or (ii) the terms and provisions of the Agreement are no longer reasonable in light of then current industry standards and practices. In the event notice to terminate pursuant to
                Section 14(b) (1) or 14(b) (2) is given by the Fund to the Transfer Agent, it shall be accompanied by a resolution of the Board of Trustees of the Fund, certified by the Secretary of the Fund, designating a successor transfer agent or transfer agents. Upon such termination and at the expense of the Fund, the Transfer Agent will deliver to such successor a certified list of shareholders of the Fund with names and addresses), an historical record of the account of each shareholder and the status thereof, and all other relevant books, records, correspondence, and other data established or maintained by the Transfer Agent under this Agreement in the form reasonably acceptable to the Transfer Agent, and will cooperate in the transfer of such duties and responsibilities, including provisions for assistance from the Transfer Agent's personnel in the establishment of books, records and other data by such successor or successors."



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IN WITNESS WHEREOF, the Fund and the Transfer Agent have executed this Amendment
No. 1 to the Transfer Agency and Registrar Agreement as of the 22nd day of July, 1988.

                         COLONIAL INTERMEDIATE HIGH INCOME FUND


                          By: /s/ EVELYN A. MELLEN
                          --------------------------------------
                                  Evelyn A. Mellen


                           BOSTON SAFE DEPOSIT AND TRUST COMPANY

                           By: /s/ JEFFREY P. BEALE
                           --------------------------------------
                                   Jeffrey P. Beale